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                                                                  EXHIBIT 99(e)

                                                                 April 11, 2001

                         BAY VIEW CAPITAL CORPORATION

             IMPORTANT ANNOUNCEMENT TO THE HOLDERS OF COMMON STOCK
                        OF BAY VIEW CAPITAL CORPORATION

  This is to advise you that Bay View Capital Corporation (the "Company") intends to make a fixed price rights offering (the "Rights Offering"), and has filed a Registration Statement on Form S-3 in connection therewith with the Securities and Exchange Commission (the "SEC"), as amended (the "Registration Statement"). The Company proposes to distribute to holders of its outstanding Common Stock, at no cost, transferable subscription rights (the "Rights") to purchase additional shares of the Common Stock, at a discount to the market price, in a public offering. It is proposed that holders of the Common Stock will receive rights in proportion to the number of shares of the Common Stock held by them at the close of business on the record date, which is expected to be on or around April 23, 2001, or such later date as the Registration Statement becomes effective. Additional information regarding the Rights Offering, including the subscription ratio, the subscription price, the expiration date will be communicated in a press release prior to the record date.

  As soon as practicable after the close of business on the record date, a subscription warrant and a related set of instructions explaining the procedure for exercising or selling the Rights and a prospectus supplement relating to the Rights Offering, together with an accompanying prospectus (together, the "Prospectus"), will be mailed to you. The terms of the Rights Offering will be more completely described in the Prospectus. If these do not arrive within a reasonable time after the record date, please notify Mellon Investor Services LLC, at 44 Wall Street, 7th Floor, New York, New York, 10005 or by telephone at (800) 737-9864. The Rights Offering has not yet commenced. Therefore, there is no action to take at this time.

  The Registration Statement relating to the Rights and the underlying Common Stock, which has been filed with the SEC, has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

  Although you are not required to take any action at this time, you should be prepared to act promptly or to have someone authorized to act for you when you receive your subscription warrant. Whether you anticipate exercising or selling your Rights, you should bear in mind that in order for an exercise to be valid, the payment of the subscription price for Rights being exercised must be received by the subscription agent and such payments by uncertified check must have cleared before the Rights Offering expires.

                                          Very truly yours,

                                          BAY VIEW CAPITAL CORPORATION